Exhibit 99.1

News Release

ONEOK Announces $700 Million Notes Offering

TULSA, Okla., Jan. 23, 2012 /PRNewswire/ — ONEOK, Inc. (NYSE: OKE) today announced that it has priced an offering to sell $700 million of 4.25 percent senior notes due 2022. The notes will be issued under ONEOK’s existing shelf registration statement previously filed with the U.S. Securities and Exchange Commission.

The net proceeds, after deducting underwriting discounts and estimated expenses, are expected to be approximately $694 million. ONEOK expects to use the proceeds to repay amounts outstanding under its $1.2 billion commercial paper program and for general corporate purposes, which may include one or more of the following: repurchase of ONEOK common stock under a previously approved share-repurchase program; purchase of additional common units of ONEOK Partners, L.P. (NYSE: OKS) in which ONEOK is a 42.8-percent owner and sole general partner; and the payment of dividends.

The joint book-running managers for the offering are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC. ONEOK expects the notes offering to close on Jan. 26, 2012.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

A registration statement relating to the notes was previously filed with, and became effective under the rules of, the Securities and Exchange Commission. ONEOK offered the notes to the public by means of a prospectus and prospectus supplement, which are part of the registration statement.

A copy of the prospectus and prospectus supplement may be obtained by contacting the joint book-running managers as follows:

J. P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor

New York, NY 10179

Attention: High Grade Syndicate Desk

Collect: 212-834-4533

Merrill Lynch, Pierce, Fenner & Smith Incorporated

100 West 33rd St., 3rd Floor

New York, NY 10001

Attention: Prospectus Department

Toll-free: 1-800-294-1322

Wells Fargo Securities, LLC

Attention: Syndicate Operations

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Toll-free: 800-326-5897

Email: cmClientsupport@wellsfargo.com

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.